Exhibit 10.1

EXECUTION COPY

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 7, 2006, between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Charles Oglesby, an individual resident of the State of Georgia (the “Executive”).

WHEREAS the Company wishes to employ Executive, and Executive wishes to accept such employment, on the following terms and conditions, effective as of September 7, 2006.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.   Employment.  The Company hereby employs Executive, and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

SECTION 2.   Term.  The employment of Executive pursuant hereto shall commence on the date hereof (the “Commencement Date”) and shall remain in effect until December 31, 2009, unless terminated pursuant to Section 14.  The period of time between the Commencement Date and the termination of this Agreement pursuant to its terms is herein referred to as the “Term”.

SECTION 3.   Duties and Extent of Service.  (a) During the Term, Executive shall serve as Senior Vice President and Chief Operating Officer of the Company and Chief Executive Officer of the South Region and, in addition, in such other executive capacity or capacities for the Company, as may be commensurate with Executive’s seniority and experience and as determined by the Board of Directors.  During the Term, the Company shall use its reasonable best efforts to ensure that Executive is elected and re-elected as a director of the Company, and Executive agrees to serve in such capacity without additional compensation.

(b)  Executive shall report directly and exclusively to the Company’s Chief Executive Officer, and, other than the Company’s Chief Executive Officer, no other executive officer shall be appointed with authority over the business operations of the Company superior to that of Executive.

(c)  The Executive shall perform such services and duties for the Company as are customarily performed by an executive in Executive’s position at a business such as the Company’s business and as the Board of Directors may assign or delegate to him from time to time.  Executive shall devote his full business knowledge, skill, time and reasonable best efforts exclusively to the performance of his duties for the Company and the promotion of its interests; provided, however, that Executive shall be entitled to (i) engage in civic and charitable activities, (ii) manage passive personal investments, and (iii) with the consent of the Board of Directors (which shall not be unreasonably withheld), serve on the board of directors of corporations not in competition with the Company; provided further that none of the foregoing activities shall, individually or in the aggregate, interfere with Executive’s ability to devote the requisite time and effort to the performance of his duties and responsibilities under this Agreement.  Executive’s principal office shall be in the Company’s Atlanta, Georgia headquarters, provided that Executive acknowledges that Executive’s duties hereunder shall be performed, from time to time, at the Company’s New York, New York headquarters or at such other place or places as the interests, needs, businesses or opportunities of the Company shall require, including with respect to duties as Chief Executive Officer of the South Region.

SECTION 4.   Base Salary.  During the Term, Executive shall be paid a base salary (the “Base Salary”) at a rate of $700,000 per annum, payable in arrears in equal monthly installments.  The Board of Directors shall review Executive’s Base Salary on May 1, 2007, and annually thereafter at the same time as the salaries of other members of the corporate office are reviewed and may increase (but not decrease) his then current Base Salary in its sole discretion.

SECTION 5.   Incentive Compensation.  Incentive compensation for the year 2006, if any, will be based upon the provisions of the bonus plan governing Executive’s incentive compensation immediately prior to the Commencement Date.  In addition, Executive will be eligible for a bonus of $150,000 for his performance from the Commencement Date through December 31, 2006, at the discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors.  Commencing in calendar year 2007, and during the remainder of the Term, Executive shall be entitled to earn an annual bonus pursuant to the Company’s Key Executive Incentive Compensation Plan (or an applicable successor plan), on a calendar year basis, of 90% of his then current Base Salary (“Target Bonus”), which shall be payable if the Company achieves specified objectives (the “Targets”) established by the Compensation Committee no later than the 90th day of each such year, provided that, with respect to the calendar year 2007, the sum of Executive’s annual Base Salary and annual bonus for such year shall not be less than $1,250,000.  The Compensation Committee shall certify whether the relevant Targets have been achieved and, based on such certification, shall thereafter determine the actual bonus earned by Executive with respect to the year described in the preceding sentence no later than 30 days after delivery to the Board of Directors of audited financial statements for the Company for the relevant calendar year.  Such Targets shall be substantially similar to those Targets established for purposes of computing annual bonuses for other senior officers of the Company.

SECTION 6.   Fringe Benefits.   During the Term, Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation and other benefit plans as the Company shall maintain for the benefit of Corporate office senior executives generally, on the terms and subject to the conditions set forth in such plans.

SECTION 7.   Expenses; Vacation; Automobile. Upon the receipt from Executive of expense vouchers and other documentation reasonably requested by the Company, the Company shall reimburse Executive promptly in accordance with the

Company’s policies and procedures for all reasonable expenses incurred by Executive in connection with Executive’s duties and responsibilities hereunder.  During the Term,  Executive shall be entitled to the use of two demonstrator automobiles.  Executive shall be entitled to four weeks paid vacation per year.

SECTION 8.   Noncompete and Nonsolicitation.  (a)  During the Term and for one year thereafter, Executive shall not directly or indirectly (other than as an employee of or consultant to the Company):

(i) accept employment with, or render services to, any Competing Business (defined below) or solicit business on behalf of any Competing Business from any customers or clients of the Company or its affiliates.

(ii) solicit, recruit or hire any employee of the Company (or any person who was an employee of the Company during the 12 month period preceding Executive’s date of termination) or encourage any such employee to terminate employment with the Company.

(b) For purposes of this Agreement, “Competing Business” means any corporation, partnership, sole proprietorship or other entity that engages in activities or businesses within the United States that are substantially in competition with the Company or any of its controlled affiliates.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of:  (i) less than an aggregate of 5% of any class of stock of a Competing Business; provided, however, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a Competing Business.

(d) If a judicial determination is made that any of the provisions of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 8 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.  Moreover, notwithstanding the fact that any provision of this Section 8 is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

(e) Executive agrees that the provisions of this Section 8 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

SECTION 9.   Nondisclosure.  (a)  The parties hereto agree that during the course of his employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Company’s Confidential Information (defined below).  The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company.  Accordingly, Executive agrees to the nondisclosure covenants in this Section 9.  Executive represents that his experience and capabilities are such that the provisions of Section 8 and this Section 9 will not prevent him from earning his livelihood.  Executive agrees that he shall not (except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement.  Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company or any affiliate, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.

(b) For purposes of this Agreement, “Confidential Information” shall mean all business information (whether or not in written form) which relates to the Company, any of its  affiliates or their respective businesses or products or services and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists.  Notwithstanding anything herein to the contrary, “Confidential Information” shall not include any information that (i) at the time of Executive is made aware of such information, is generally available to the public, (ii) after Executive becomes aware of such information, becomes generally available to the public through no act or omission of Executive or (iii) is made available to Executive by a person (other than the Company, its affiliates or their respective directors or officers) who did not breach any confidentiality obligations to the Company or its affiliates in disclosing such information to Executive.

SECTION 10.   Severance.  (a) Subject to Section 11, if a Termination (as defined below) of Executive’s employment occurs at any time during the Term, the Company will pay Executive an aggregate cash amount equal to 200% of the sum of (i) Executive’s annual base salary and (ii) the Target Bonus in effect as of the date of Termination as “Severance Pay”.  This payment (subject to required withholding) will be made by Asbury to Executive on the regular payroll dates of Asbury starting with the date of Termination.

(b) Subject to Section 11, Severance Pay will also include a portion of the Target Bonus for the calendar year of Termination in an amount equal to such Target Bonus multiplied by the percentage of such year that has lapsed through the date of Termination.

(c) Subject to Section 11, Executive shall also be entitled for 24 months following the date of Termination to continue to participate at the same level of coverage and Executive contribution in any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination.  Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits.  The Executive agrees to notify Asbury promptly upon obtaining such other employment.  At the option of the Executive, COBRA coverage will be available, as provided by law and/or Company policy, at the termination of extended benefits as provided above.

SECTION 11.   Change in Control.  (a) In the event that a Termination (as defined below) occurs at any time within two years after a Change of Control, as defined herein, or Executive chooses to terminate his employment within the first 90 days following a Change of Control a (“CoC Termination”), then, in lieu of Section 10, this Section 11 shall apply.

(b) In the event of a CoC Termination, the Executive shall be paid the following as “Severance Pay” on the regular payroll dates of Asbury starting with the date of Termination:

(i) Three (3) years of Executive’s Base Salary as of the date of the CoC Termination; plus

(ii) Three (3) times Executive’s Target Bonus.

(c) In addition, in the event of a CoC Termination, the Executive shall be eligible to participate at the same level of coverage and Executive contribution to any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to Termination.  Eligibility for such participation shall terminate once Executive has obtained other employment or has reached the age of sixty-five (65) whichever occurs first.  The Executive agrees to promptly notify Asbury upon obtaining such other employment.  The value of these extended benefits shall be taxable income to Executive.

(d) For purposes of this Agreement, “Change of Control” shall having the meaning ascribed to such term in Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (the “2002 Equity Plan”), as such plan may be amended from time to time.

(e) In the event of a Change of Control, stock options theretofore granted to the Executive under the 2002 Equity Plan (i) shall, to the extent then outstanding and unexercisable or unvested immediately prior to the Change of Control, automatically be deemed exercisable and/or vested, as the case may be, and (ii) to the extent such stock options remain outstanding at or following such Change of Control (including by means of assumption or substitution), such stock options shall remain exercisable for no less than a two-year period commencing on the date of the Change of Control subject to earlier expiration of the stock options pursuant to the terms of the 2002 Equity Plan or the applicable stock option award agreement; provided, however, that any such stock options shall not expire prior to the end of such two-year period solely as a result of the Executive’s termination of employment.  The accelerated vesting and exercisability and extended two-year exercise period provisions described in the preceding sentence shall apply with respect to stock options held by the Executive granted under any successor stock option plan of the

Company, if any, to the extent a change of control or similar occurrence occurs under such successor stock option plan (or, if such successor plan does not contain a “change of control” or similar provision, to the extent a Change of Control occurs after the grant of the applicable stock option).  The provisions of this paragraph shall be deemed incorporated by reference into the Executive’s stock option award agreements accordingly. In the event of a Change of Control, all Performance Unit awards granted to the executive under the 2002 Equity plan shall be treated as specified in the Performance Unit award agreement.

SECTION 12.   Definition of Termination Triggering Severance.  For purposes of Sections 10 and 11, “Termination” means (a) termination of Executive’s employment by the Company for any reason, except death, “disability” (as defined below), retirement, voluntary resignation (other than a resignation described in clause (b) of this sentence) or “cause”, (b) termination by the Executive because of (i) the involuntary reduction of Executive’s Base Salary, (ii) the involuntary relocation of Executive’s current principal place of business in Atlanta, Georgia to a location more than 50 miles away or (iii) the involuntary and material diminution of Executive’s duties or job title or (c) the failure by the Company, within 60 days prior to the expiration of this Agreement, to renew this Agreement for an additional three (3) year term, in each case except in the case of a termination for “cause,” death, “disability”, retirement or voluntary resignation (other than a resignation described in clause (b) of this sentence).  Notwithstanding the foregoing, the termination of Executive’s employment because of Executive’s “disability” shall constitute a “Termination” for purposes of Section 10,       but shall not constitute a “Termination” for purposes of Section 11.  The definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six months or longer.  The definition of “cause” is:  (a) Executive’s gross negligence or serious misconduct (including without limitation any criminal, fraudulent or dishonest conduct) that is injurious to the Company or any of its affiliates; (b) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; (c) Executive’s breach of Sections 8 or 9; or (d) Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company that is not corrected within thirty days after delivery of written notice to Executive by the Company, provided that Executive shall not be entitled to the opportunity to correct more than one such failure.

SECTION 13.   Parachute Payment Limitation.  (a) Notwithstanding anything in this Agreement to the contrary, if any severance pay or benefits payable under this agreement (without the application of this Section 13), either alone or together with other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) pursuant to any agreement, plan or arrangement with the Company or any of its affiliates (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder (the “Code”)), then the following shall occur:

(i)  Company’s independent auditors (the “Auditor”) shall compute the net present value to Executive of all the Total Payments after reduction for the excise taxes imposed by Code Section 4999 and for any normal income taxes that would be imposed on Executive if such Total Payments constituted Executive’s sole taxable income; and

(ii)  The Auditor shall next compute the maximum Total Payments that can be provided without any such Total Payments being characterized as “Excess Parachute Payments” (as defined in Code Section 280G) and reduce the result by the amount of any normal income taxes that would be imposed on Executive if such reduced Total Payments constituted Executive’s sole taxable income.

(b) If the result derived in clause (i) above is greater than the result derived in clause (ii) above by more than 10% of the result derived in clause (ii) above, then Asbury shall pay Executive the full amount of the Total Payments without reduction.  If the result derived from clause (i) above is not greater than the result derived in clause (ii) above by more than 10% of the result derived in clause (ii) above, then the Company shall pay Executive the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments.  The determination of how such Total Payments will be reduced shall be made by Executive in good faith after consultation with the Company.

SECTION 14.   Termination; Survival.  This Agreement may be terminated (a) by the Company (i) upon the death or disability (as defined in Section 12) of the Executive, (ii) for cause (as defined in Section 12) or (iii) for any other reason upon 30 days notice to the Executive or (b) by the Executive for any reason upon 30 days written notice to the Company.  Notwithstanding the foregoing, if Executive’s employment terminates in a manner giving rise to a payment or benefit under Section 10 or 11, such Sections shall survive the termination of this Agreement.

SECTION 15.   Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 16.   Resolution of Disputes.  Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 30 days, by binding arbitration, to be held in Atlanta, Georgia, in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each party shall bear his or its own costs of the mediation, arbitration or litigation.

SECTION 17.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION 18.   Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

SECTION 19.   Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

SECTION 20.   Miscellaneous.  (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and permitted assigns, and the Company and its successors and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the others, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company whether by merger, consolidation, sale of assets or otherwise and reference herein to the Company shall be deemed to include any such successor or successors.

(b) Executive represents and warrants that (i) he is not subject to any agreement, understanding or limitation that could hinder or impair Executive’s ability to perform his duties hereunder and (ii) Executive’s entry into, and performance of his obligations under, this Agreement will not interfere or otherwise violate any other agreement to which Executive is a party or is bound.

(c) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

(d) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive’s employment by the Company and supersedes all prior agreements, if any, whether written or oral, between them, relating to Executive’s employment by the Company, including, without limitation, the agreement between the Company and Executive dated August 16, 2004.  Notwithstanding the foregoing, this Agreement does not supersede (except to the extent expressly provided herein) any of the terms or conditions of any stock option grants, the Performance Share Unit Award Agreement between Executive and Company or any other similar agreements governing incentive compensation or stock grants that were entered into prior to the date hereof.  This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(e) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company	Asbury Automotive Group Inc. attn. General Counsel 622 3rd Avenue 37th Floor

New York, New York 10017

If to Executive	Charles Oglesby 2938 Major Ridge Trail Duluth, Ga.30097

With a copy to:	Eugene W. Luciani Andersen, Tate & Carr, P.C. 1505 Lakes Parkway, Suite 100 Lawrenceville, Georgia 30043

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASBURY AUTOMOTIVE GROUP, INC.,

By	/s/ Michael Durham
Name: Michael Durham
Title: Non-Executive Chairman

/s/ Charles Oglesby
Charles Oglesby